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Exhibit 21.1



                    LIST OF SUBSIDIARIES OF THE REGISTRANT


1. Lifeway International, Inc., incorporated under the laws of the State of Illinois, does business under the name of Lifeway International, Inc.

2. LFI Enterprises, Inc., incorporated under the laws of the State of Illinois, does business under the name of LFI Enterprises, Inc.